Exhibit 23.4

MILLER AND LENTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name and the information from our reports regarding our estimates of reserves and future net revenues from the production and sale of those reserves for the years ended December 31, 2004, 2003 and 2002 in the Current Report on Form 8-K of Pogo Producing Company, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-72129, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-59426, 333-65548, 333-86856, 333-98205, 333-102775 and 333-126097.

MILLER AND LENTS, LTD.

By:
Carl D. Richard
Senior Vice President

Houston, Texas
September 19, 2005